Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (File Nos. 333-1972, 333-05771, 333-97049, and 333-105483) and Form S-3 (File No. 333-106595) of Everest Re Group, Ltd. of our reports dated March 11, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 11, 2005 relating to the financial statement schedules, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
March 11, 2005